Exhibit 99.1
For Immediate Release
GEORGIA-CAROLINA BANCSHARES ANNOUNCES INCREASE
IN NET PROFIT IN FOURTH QUARTER 2010
January 26, 2011
Georgia-Carolina Bancshares, Inc. (OTCBB:GECR), a bank holding company and parent company of First Bank of Georgia, reported today net income of $1,498,000 ($.42 per diluted common share) for the three months ended December 31, 2010, compared to $964,000 ($.27 per diluted common share) for the three months ended December 31, 2009. Net income for the twelve months ended December 31, 2010 totaled $1,533,000 ($.44 per diluted common share) as compared to net income for the twelve months ended December 31, 2009 of $3,752,000 ($1.07 per diluted common share). Book value per share of common stock increased to $12.72 at December 31, 2010 from $12.37 at December 31, 2009.
Remer Y. Brinson, III, President & CEO of the Company, stated, “We are pleased to report strong earnings in the fourth quarter of 2010 and annual earnings of $1,533,000. While our 2010 annual earnings are lower than 2009, due primarily to significant additions we provided to our provision for loan losses, we feel well positioned for 2011. During the year, we have increased our allowance for loan losses by $2.8 million, while reducing foreclosed real estate by $1.7 million. As of December 31, 2010, our allowance for loan loss reserve totals 2.48% of loans, excluding loans held for sale, up from 1.51% at December 31, 2009.”
Total assets increased to $495.3 million at December 31, 2010 compared to $484.0 million at December 31, 2009. Total gross loans declined 8.0% during the year and totaled $363.4 million at December 31, 2010. Total deposits grew 2.3% during the same period and totaled $414.7 million at the end of the year.
Brinson continued, “In addition, we remain ‘well capitalized’ by regulatory standards and all of our regulatory capital ratios improved during the year, all accomplished without electing to apply for capital funds through the U.S. Treasury Troubled Asset Relief Program (TARP).”
Georgia-Carolina Bancshares’ common stock is quoted on the OTC Bulletin Board under the symbol “GECR”. First Bank of Georgia conducts banking operations through offices in Richmond County (Augusta), Columbia County, and McDuffie County (Thomson), Georgia and operates mortgage origination offices in Augusta and Savannah, Georgia and Jacksonville, Florida.
This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans” or similar expressions to identify forward-looking statements, and are made on the basis of management’s plans and current analyses of the Company, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic and market conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes, and other risks and uncertainties described in the Company’s periodic filings with the Securities and Exchange Commission.
Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by the Company or any person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

GEORGIA-CAROLINA BANCSHARES, INC.
Consolidated Balance Sheets
(dollars in thousands)

	December 31,	December 31,
	2010	2009
ASSETS

Cash and due from banks	$6,170	$10,970
Interest-bearing deposits with banks	25,526	2,085
Federal funds sold	—	3,175
Securities available-for-sale	76,904	44,461
Loans, net of allowance for loan losses of $7,866 and $5,072, respectively	309,052	331,777
Loans, held for sale	46,461	58,135
Bank premises and fixed assets	9,271	9,654
Accrued interest receivable	1,697	1,851
Foreclosed real estate, net of allowance	2,751	4,466
Deferred tax asset, net	2,475	1,018
Federal Home Loan Bank stock	2,527	2,828
Bank-owned life insurance	9,210	8,812
Other assets	3,267	4,781

Total assets	$495,311	$484,013

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits
Non-interest bearing	$41,602	$41,787
Interest-bearing:
NOW accounts	38,668	36,395
Savings	53,880	51,424
Money market accounts	36,013	19,232
Time deposits of $100,000, and over	171,843	179,123
Other time deposits	72,743	77,279

Total deposits	414,749	405,240

Federal funds purchased	—	—
Federal Home Loan Bank borrowings	—	3,600
Repurchase agreements	3,467	3,697
Current portion of long-term debt	—	—
Long-term debt	25,000	25,000
Other liabilities, borrowings, and retail deposit agreements	7,119	3,203

Total liabilities	450,335	440,740

Shareholders’ equity
Preferred stock, par value $.001; 1,000,000 shares authorized; none issued	—	—
Common stock, par value $.001; 9,000,000 shares authorized; 3,536,715 and 3,499,477 shares issued and outstanding	4	4
Additional paid-in-capital	15,847	15,567
Retained Earnings	28,889	27,355
Accumulated other comprehensive income	236	347

Total shareholders’ equity	44,976	43,273

Total liabilities and shareholders’ equity	$495,311	$484,013

GEORGIA-CAROLINA BANCSHARES, INC.
Consolidated Statements of Income
(dollars in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Interest income
Interest and fees on loans	$5,489	$5,877	$22,379	$22,260
Interest on taxable securities	388	406	1,620	1,925
Interest on nontaxable securities	90	101	369	412
Interest on Federal funds sold and other interest	16	1	41	7

Total interest income	5,983	6,385	24,409	24,604

Interest expense
Interest on time deposits of $100,000 or more	823	1,078	3,578	5,415
Interest on other deposits	677	782	2,759	3,330
Interest on funds purchased and other borrowings	275	232	953	977

Total interest expense	1,775	2,092	7,290	9,722

Net interest income	4,208	4,293	17,119	14,882

Provision for loan losses	922	1,172	8,355	3,082

Net interest income after provision for loan losses	3,286	3,121	8,764	11,800

Noninterest income
Service charges on deposits	408	406	1,476	1,496
Gain on sale of mortgage loans	2,858	2,585	10,780	9,735
Other income/loss	190	584	990	2,926

Total noninterest income	3,456	3,575	13,246	14,157

Noninterest expense
Salaries and employee benefits	2,958	3,349	12,511	12,776
Occupancy expenses	405	421	1,650	1,657
Other expenses	1,392	1,680	6,382	6,469

Total noninterest expense	4,755	5,450	20,543	20,902

Income (loss) before income taxes	1,987	1,246	1,467	5,055

Income tax expense (credit)	489	282	(66)	1,303

Net income	$1,498	$964	$1,533	$3,752

Net income per share of common stock
Basic	$0.42	$0.28	$0.44	$1.08

Diluted	$0.42	$0.27	$0.44	$1.07

Dividends per share of common stock	$—	$—	$—	$—